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                                                                   Exhibit 10(a)

                                MERCK & CO., INC.

                           1996 NON-EMPLOYEE DIRECTORS

                                STOCK OPTION PLAN

                            (ADOPTED APRIL 23, 1996)
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                  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

The 1996 Non-Employee Directors Stock Option Plan (the "Plan") is established to attract, retain and compensate for service as members of the Board of Directors of Merck & Co., Inc. (the "Company") highly qualified individuals who are not current or former employees of the Company and to enable them to increase their ownership in the Company's Common Stock. The Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company stock longer term.

1.    Eligibility

      All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in this Plan.

2.    Options

      Only nonqualified stock options ("NQSOs") may be granted under this Plan.

3.    Shares Available

       a) Number of Shares Available: There is hereby reserved for issuance under this Plan 225,000 shares of Merck Common Stock, no par value, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

      b) Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by, and in the option price of outstanding NQSOs under this Plan shall be made if, and in the same manner as, such adjustments are made to NQSOs issued under the Company's then current Incentive Stock Plan.
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4.    Annual Grant of Nonqualified Stock Options

      Each year on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive NQSOs covering one thousand (1,000) shares of Merck Common Stock. Notwithstanding the foregoing, if, on that first Friday, the General Counsel of the Company determines, in her/his sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the annual grant of NQSOs to Non-Employee Directors shall be suspended until the second day after public dissemination of such information and the price, exercisability date and option period shall then be determined by reference to such later date. If Merck Common Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that Merck Common Stock is so traded.

5.    Option Price

      The price of the NQSO shall be the closing price on the date of the grant of the Company's Common Stock as quoted on the composite tape of the New York Stock Exchange.

6.    Option Period

      A NQSO granted under this Plan shall become exercisable five years after date of grant and shall expire ten years after date of grant ("Option Period").

7.    Payment

      The NQSO price shall be paid in cash in U.S. dollars at the time the NQSO is exercised.

8.    Cessation of Service

      Upon cessation of service as a Non-Employee Director (for reasons other than retirement or death), only those NQSOs immediately exercisable at the date of cessation of service shall be exercisable by the grantee. Such NQSOs must be exercised within ninety days of cessation of service (but in no event after the expiration of the Option Period) or they shall be forfeited.


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9.    Retirement

      If a grantee ceases service as a Non-Employee Director and is at least age 65 with ten or more years of service or age 70 with five or more years of service, then any of his/her outstanding NQSOs shall continue to become exercisable. All outstanding NQSOs must be exercised by the earlier of (i) sixty months following the date of such cessation of service or (ii) the expiration of the Option Period, or such NQSOs shall be forfeited.

10.   Death

      Upon the death of a grantee, those NQSOs which had been held for at least twelve months at date of death shall become immediately exercisable upon death. The NQSOs which become exercisable upon the date of death and those NQSOs which were exercisable on the date of death may be exercised by the grantee's legal representatives or heirs by the earlier of (i) thirty-six months from the date of death or (ii) the expiration of the Option Period; if not exercised by the earlier of (i) or (ii), such NQSOs shall be forfeited.

11.   Administration and Amendment of the Plan

      This Plan shall be administered by the Board of Directors of Merck & Co., Inc. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, an amendment revising the price, date of exercisability, option period of, or amount of shares under a NQSO shall not be made more frequently than every six months unless necessary to comply with applicable laws or regulations. No amendment may revoke or alter in a manner unfavorable to the grantees any NQSOs then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act"), or any other requirement of applicable law or regulation. A NQSO may not be granted under this Plan after December 31, 2000 but NQSOs granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

12.   Nontransferability

      No NQSO granted under this Plan is transferable other than by will or the laws of descent and distribution. During the grantee's lifetime, a NQSO may only be exercised by the grantee or the grantee's guardian or legal representative.


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13.   Compliance with SEC Regulations

      It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Act, and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of NQSOs under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

14.   Miscellaneous

      Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted a NQSO under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

15.   Effective Date

      This Plan shall be effective April 23, 1996 or such later date as shareholder approval is obtained.


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